Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endava plc:
We consent to the incorporation by reference in the registration statement (No. 333-228717) on Form S-8 of Endava plc of our report dated September 25, 2019, with respect to the consolidated balance sheets of Endava plc as of June 30, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes, which report appears in the June 30, 2019 annual report on Form 20-F of Endava plc.

/s/ KPMG LLP
London, United Kingdom
September 25, 2019